Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Seacoast Banking Corporation of Florida on Form S-3 of our report dated February 28, 2023, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida for the year ended December 31, 2022, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Fort Lauderdale, Florida

November 6, 2023